IOWA CITY, IA (March 20, 2020) – MidWestOne Financial Group, Inc. (the “Company”) previously distributed to its shareholders of record as of February 20, 2020, a Notice of Annual Meeting of Shareholders under the Securities and Exchange Commission’s Notice and Access rules, announcing that its 2020 Annual Meeting of Shareholders was scheduled for Thursday, April 16, 2020, at 2:00 p.m. at the Graduate – Iowa City.

The location of the Annual Meeting is being changed as a result of recommendations from the Centers for Disease Control and Prevention limiting the number of persons that may gather at public events. In connection with those recommendations, the Company learned that its previous meeting location is no longer available. Company officials have assessed the situation and have determined to hold the meeting at the Company’s headquarters in the MidWestOne Bank location at 102 South Clinton Street, Iowa City, Iowa 52240, on Thursday, April 16, 2020, at 2:00 p.m. The Company provided notice of a change to the location of the Company’s Annual Meeting of Shareholders via the filing of additional proxy materials with the Securities and Exchange Commission.

The Company recommends that all shareholders follow the instructions provided in the distribution of the Notice of the meeting to vote in advance of the meeting to ensure that your voice is heard on the matters before the shareholders. In light of health risks to attending any public meeting at this time, the Company encourages shareholders to vote and submit proxies in advance of the meeting in lieu of attending the meeting in person. Call-in details to join a live audio presentation of the meeting are available on the Company's Investor Relations website at www.midwestonefinancial.com. Routine legal requirements of the meeting will be carried out by a very limited contingent of officer-shareholders, and the designated proxy representatives will cast ballots as your proxy votes indicate.

If the Company is unable to hold the Annual Meeting on April 16, 2020 in person as scheduled, the Company will notify shareholders of any changes to the date, time, and/or location of the Annual Meeting, including whether attendance at the meeting will be allowed by remote communication, through the issuance of a press release and the filing of additional proxy materials with the Securities and Exchange Commission, both of which will be available on our website at www.midwestonefinancial.com. For up-to-date information on the Annual Meeting, shareholders can contact Kenneth R. Urmie, Corporate Secretary, at (319) 356-5925 or kurmie@midwestone.com.

102 S. Clinton Street, P.O. Box 1700, Iowa City, Iowa 52244-1700

■ 319-356-5800 ■ Toll-Free 1-800-247-4418 ■ Fax 319-356-5849